UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 27, 2010 (April 27, 2010)

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.  Other Events

As previously reported, on July 29, 2008, the Alaska Electrical Pension Fund filed a putative shareholder derivative action on behalf of Epiq Systems, Inc. in the U.S. District Court for the District of Kansas (the “Court”) (Civil Action No. 08-CV-2344 CM/JPO) alleging, among other things, improper conduct by each of our current directors and certain current and former executive officers and directors regarding stock option grants. The company has stated consistently that the claims made in the action are meritless.

On April 27, 2010, on the determination of the company’s Board of Directors, the company entered into a Stipulation of Settlement (the “Settlement Agreement”) with plaintiff and defendants relating to the settlement of this litigation and mutual release of claims.  Upon the Court’s final approval, this Settlement Agreement will result in the dismissal with prejudice of the lawsuit and all claims contained therein.  There can be no assurance that the Court will approve the Settlement Agreement.

The company has determined that the settlement is in the best interests of the company and its shareholders because, among other things, it will avoid the continuing expense and distraction involved in further defending against the claims, and it is expected to terminate this litigation in a more favorable time frame for Epiq Systems and its shareholders.

As set forth more fully in the Settlement Agreement, the agreement contains an express denial of liability, denial of wrongdoing, and a denial of any improper conduct by the defendants, and requires no disgorgement, no payment of damages, no cancellation of stock options nor any recovery from any of the defendants.  The company and its insurance carrier will pay plaintiff’s counsel’s fees and expenses, which plaintiff’s counsel will seek in an amount not to exceed $3.5 million.  The Settlement Agreement requires dismissal of the complaint with prejudice following final Court approval of the settlement and provides for the implementation and/or maintenance of certain corporate governance measures by the company during a specified period of time.

The foregoing summary of the settlement is qualified entirely by reference to Exhibit 99.1 of this Current Report on Form 8-K, the content of which is incorporated by reference herein.

In connection with the Settlement Agreement, the company has accrued a net provision for the litigation composed of approximately $1.6 million recorded in the first quarter of 2010 in addition to approximately $0.5 million, which was previously recorded in the year ended December 31, 2009 and disclosed in the company’s Annual Report on Form 10-K.  The provision for litigation includes the amounts expected to be paid to the plaintiff for its counsel’s fees and expenses as set forth in the Settlement Agreement, along with other costs incurred in 2010 related to the litigation, and is net of the amount that is expected to be paid by our insurance carrier.  Because there can be no assurance that the Court will provide final approval of the Settlement Agreement, the ultimate resolution of this matter may materially differ from amounts recorded as of March 31, 2010.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

99.1 — Stipulation of Settlement (Alaska Electrical Pension Fund v. Tom W. Olofson, et al., Case No.: 08-CV-2344 CM/JPO)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: April 27, 2010

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director